EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 1st day of January, 2002 by and between MEMC Electronic Materials Inc., a Delaware corporation (the "Company"), and James M. Stolze ("Executive").

WITNESSETH:

WHEREAS, the Company desires to continue to employ Executive as an executive officer of the Company and Executive desires to continue such employment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

l. Term; Position and Responsibilities. Unless Executive's employment shall sooner terminate pursuant to Section 4 hereof, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for a three-year term commencing on November 13, 2001 (the "Commencement Date") and ending on the day immediately preceding the third anniversary of the Commencement Date. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Period." During the Employment Period, Executive shall serve as an executive officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties as the Company specifies from time to time. Executive shall comply with all policies and procedures of the Company. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities for the Company (except for (i) vacation time as set forth in Section 3(b) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive's civic responsibilities, (B) such reasonable time as may be necessary from time to time for personal financial matters and (C) certain other activities with the prior written consent of the Chief Executive Officer of the Company).

2. Compensation.

(a) Base Salary. As compensation for the services to be performed by Executive during the Employment Period, from the Commencement Date through the end of calendar year 2001, the Company shall pay Executive a base salary at an annualized rate of $290,000, payable in installments on the Company's regular payroll dates. Beginning on January 1, 2002, Executive's base salary shall be reduced by twenty percent (20%) until such time as the Company attains certain financial objectives as may be established by the Board of Directors of the Company (the "Board"), from time to time, in its sole discretion. In the event Executive's base salary is restored to the annualized rate specified for calendar year 2001 above, Executive's base salary shall be reviewed from time to time and may be adjusted by the Board, in its sole discretion. Notwithstanding the foregoing, Executive's base salary shall not be decreased except if such decrease is part of a base salary reduction applicable to a broad class of management employees. The annual base salary payable to Executive under this Section 2 shall hereinafter be referred to as the "Base Salary".

(b) Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn an annual bonus (an "Annual Bonus"), with a target bonus of 50% of Executive's Base Salary (the "Target Bonus") and a maximum bonus of 88% of Executive's Base Salary (the "Maximum Annual Bonus"), in respect of each calendar year pursuant to the terms of the Company's Annual Incentive Plan then existing for such calendar year; provided, however, that, except as may be provided in Section 4(f) hereof, the Annual Bonus for any calendar year shall be payable to Executive only if Executive is employed by the Company on the date on which such Annual Bonus is paid. The amount of any Annual Bonus and all other terms and conditions related thereto (including without limitation any performance criteria and the form of payment of such Annual Bonus) shall be determined by the Board, in its sole discretion.

(c) Stock Options.

(i) Initial Grant. As soon as reasonably practicable after the date of this Agreement, the Company shall cause the Board or a committee thereof to grant to Executive a non-qualified option to purchase 250,000 shares of common stock of the Company, at an exercise price per share equal to fair market value per share as of the date of grant, (the "Initial Performance Option") and an additional non-qualified option to purchase 250,000 shares of common stock of the Company, at an exercise price equal to $1.50 per share (the "Initial Service Option" and together with the Initial Performance Option, referred to herein as the "Initial Options"). A portion of the Initial Options shall be governed by the Company's 1995 Equity Incentive Plan, as it may be amended from time to time (the "1995 Plan"), and shall be evidenced by a separate stock option agreement executed by the Company and Executive (the "1995 Plan Initial Stock Option Agreement") which shall contain terms consistent with this Section 2(c)(i) and other customary terms, and the remaining portion of the Initial Options shall be governed by the stock option agreement executed by the Company and Executive (the "Non-Plan Stock Option Agreement," and together with the 1995 Plan Initial Stock Option Agreement, the "Initial Stock Option Agreement"), which shall contain terms consistent with this Section 2(c)(i) and terms and condition that are substantially similar to the terms and conditions contained in the Company's 2001 Equity Incentive Plan, as it may be amended from time to time (the "2001 Plan"). The Initial Stock Option Agreement shall provide, among other things, for the following:

(A) the Initial Service Option shall become exercisable in four equal annual installments on each of the first, second, third and fourth anniversaries of the Commencement Date, provided that Executive remains continuously employed by the Company through each such date;

(B) Notwithstanding the foregoing, to the extent that the exercise of any portion of the Initial Service Option would result in the Company losing its deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto, such Initial Service Option shall not be exercisable until the earlier of the date the Company will receive its deduction under Section 162(m) of the Code and the date that is nine years and ten months from the applicable grant date.

(C) the Initial Performance Option shall vest on the seventh anniversary of the Commencement Date if Executive is actively employed by the Company on such anniversary; provided, however, that the vesting of the Initial Performance Options, or any portion thereof, may be accelerated based upon the achievement of financial and operating objectives that will be established by the Company prior to February 28, 2002, provided Executive is actively employed with the Company on the date of such acceleration;

(D) the Initial Options shall expire on the tenth anniversary of the date of grant, provided that such Initial Options shall be subject to earlier expiration upon termination of employment in accordance with the Initial Stock Option Agreement; and

(E) upon Executive's termination of employment other than a termination by the Company for Cause, Executive shall have at least ninety (90) days after the Date of Termination (as hereinafter defined) to exercise any or all of the Initial Options that have become vested as of the Date of Termination.

(ii) Existing Options; Subsequent Grant.

(A) Optional Cancellation of Existing Options. The Company intends to permit Executive on or about June 1, 2002, to cancel any and all of his rights to or in his option to purchase 196,504 shares of common stock of the Company granted to him prior to the Commencement Date (the "Existing Option"), such cancellation to be effective as of June 1, 2002. Until Executive elects to cancel his Existing Option (if he elects to do so at all), such Existing Option shall continue to be governed by the terms of the applicable plan and stock option agreement under which the Existing Option was awarded to Executive (collectively, the "Existing Stock Option Agreement").

(B) Subsequent Grant. In the event that Executive elects to cancel his Existing Option as provided in Section 2(c)(ii)(A) above and subject to Executive's continuous employment with the Company, as soon as reasonably practicable following January 1, 2003, the Company shall cause the Board or a committee thereof to grant Executive non-qualified options (the "Subsequent Options") to purchase at least 40,000 shares of common stock of the Company (the "Subsequent Option Shares"). The Subsequent Options granted on or about January 1, 2003 shall have an exercise price per share equal to the "fair market value" (as such term is defined in the 1995 Plan) per share at the date of grant. The Subsequent Options with respect to fifty percent (50%) of such Subsequent Option Shares shall be referred to herein as the "Subsequent Service Option" and the Subsequent Options with respect to the remaining Subsequent Option Shares shall be referred to herein as the "Subsequent Performance Option." The terms and conditions of the Subsequent Options shall be evidenced by a stock option agreement (the "Subsequent Stock Option Agreement" and together with the Initial Stock Option Agreement and the Existing Stock Option Agreement, collectively referred to herein as the "Stock Option Agreements"). The Subsequent Stock Option Agreement shall contain terms consistent with this Section 2(c)(ii)(B) and other customary terms, including the following:

(1) the Subsequent Service Option shall become exercisable in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date, provided that Executive remains continuously employed by the Company through each such date;

(2) the Subsequent Performance Option shall vest on the seventh anniversary of the grant date if Executive is actively employed with the Company on such anniversary; provided, however, that the vesting of the Subsequent Performance Option, or any portion thereof, may be accelerated based upon the achievement of financial and operating objectives established by the Company prior to February 28, 2003, provided Executive is actively employed with the Company on the date of such acceleration;

(3) the Subsequent Options shall expire on the tenth anniversary of the date of grant, provided that such Subsequent Options shall be subject to earlier expiration upon termination of employment in accordance with the Subsequent Stock Option Agreement; and

(4) upon Executive's termination of employment other than a termination by the Company for Cause, Executive shall have at least ninety (90) days after the Date of Termination (as hereinafter defined) to exercise any or all of the Subsequent Options that are vested as of the Date of Termination.

3. Employee Benefits.

(a) Participation in Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to the senior executives of the Company including to the extent maintained by the Company life, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.

(b) Vacation. During the Employment Period, Executive shall be entitled to the same amount of annual vacation that Executive is entitled to on the date of this Agreement on an annualized basis, as may be increased from time to time consistent with the Company's past practices, provided that in no case will there be any carryover accumulation.

4. Termination of Employment. Executive's employment may be terminated prior to the end of the employment term specified in Section 1 hereof as follows:

(a) Termination Due to Death or Disability. Executive's employment may be terminated by the Company due to Executive's Disability (as defined below). In the event that Executive's employment hereunder terminates due to his death or is terminated by the Company due to Executive's Disability, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental condition entitling Executive to benefits under the long-term disability policy maintained by the Company, as such policy may be amended from time to time. Executive's employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy.

(b) Termination by the Company for Cause. Executive's employment may be terminated by the Company for Cause (as defined below). In the event of a termination of Executive's employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, "Cause" shall mean (i)  the failure of Executive to make a good faith effort to substantially perform his duties hereunder (other than any such failure due to Executive's Disability) or Executive's insubordination with respect to a specific directive of the Chief Executive Officer of the Company or resolution of the Board; (ii) Executive's dishonesty, gross negligence in the performance of his duties hereunder or engaging in willful misconduct, which in the case of any such gross negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company or any of its Affiliates (as defined below); (iii) breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates or material violation of any Company policy applicable to Executive; or (iv) Executive's commission of a crime that constitutes a felony or other crime of moral turpitude or fraud. If, subsequent to Executive's termination of employment hereunder for other than Cause, it is determined in good faith by the Company that Executive's employment could have been terminated for Cause hereunder, Executive's employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(c) Termination Without Cause. Executive's employment may be terminated by the Company Without Cause (as defined below). In the event of a termination of Executive's employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(i). A termination "Without Cause" shall mean a termination of Executive's employment by the Company during the employment term specified in Section 1 hereof other than due to Executive's death, Disability or for Cause.

(d) Termination by Executive. In the event that Executive terminates his employment for Good Reason, Executive shall be entitled to the termination benefits described in Section 4(f)(i). In the event that Executive terminates his employment without Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company following the occurrence, without Executive's consent, of any of the following events: (i) a material reduction in Executive's total compensation opportunity unless such reduction is part of a reduction applicable to a broad class of management employees or (ii) relocation of Executive's principal work location to more than twenty-five (25) miles from Executive's current principal work location, provided that, (x) within thirty (30) days following the occurrence of any of the events set forth herein, Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive's right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances to the reasonable satisfaction of Executive within thirty (30) days after receipt of such notice and (y) Executive delivers a Notice of Termination to the Company in accordance with Section 4(e) within ten (10) days following the Company's failure to cure such circumstances within the time period specified above. A termination "Without Good Reason" shall mean a termination of Executive's employment by Executive during the employment term specified in Section 1 hereof other than a termination of Executive's employment by Executive for Good Reason in accordance with the foregoing procedures.

(e) Notice of Termination; Date of Termination.

(i)  Notice of Termination. Any termination by the Company pursuant to Section 4(a), 4(b) or 4(c), or by Executive pursuant to Section 4(d), shall be communicated by a Notice of Termination addressed to the other party to this Agreement in accordance with the notice provisions of Section 9(f). A "Notice of Termination" shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive's employment with the Company and stating the proposed effective date of such termination, provided such effective date shall not be sooner than the dates provided in Section 4(e)(ii).

(ii) Date of Termination. The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Company for any reason, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, (iii) if Executive's employment is terminated due to Executive's Disability, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given, and (iv) if Executive's employment is terminated by Executive for any reason, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given.

(f) Payments Upon Certain Terminations.

(i) Termination by the Company Without Cause or by Executive for Good Reason. In the event Executive's employment is terminated by the Company Without Cause or by Executive for Good Reason at any time during the Employment Period, Executive (or, following his death, to Executive's estate) shall be entitled to (i) his Base Salary through the Date of Termination, to the extent not yet paid and (ii) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, to the extent not yet paid, in each case, to be paid in cash within thirty (30) days after the Date of Termination. In addition, in the event Executive's employment is terminated by the Company Without Cause or by Executive for Good Reason, in either case, prior to the end of the employment term specified in Section 1 hereof, subject to the effectiveness of Executive's execution of a general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company and subject to Executive's compliance with the terms and conditions contained in this Agreement, Executive (or, following his death, Executive's estate) shall be entitled to the continuation of Executive's Base Salary for the one-year period beginning on the Date of Termination (the "Severance Period").

(ii) Termination Due to Executive's Death or Disability, by the Company for Cause, or by Executive without Good Reason. If Executive's employment shall terminate upon his death or Disability, by the Company for Cause, or by Executive without Good Reason, the Company shall pay to Executive (or, in the event of Executive's death, to his estate), his Base Salary through the Date of Termination, to the extent not yet paid, within thirty (30) days following the Date of Termination, and solely in the event that Executive's employment is terminated due to his death or Disability, the Company shall pay to Executive (or, in the event of Executive's death, to his estate), Executive's Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, to the extent not yet paid.

(iii) Except as specifically set forth in this Section 4(f), Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 4(f) shall supersede the provisions of any such plan, policy, program or practice, including without limitation the Company's Severance Plan for Senior Officers), except as may be required with respect to any vested benefits under any tax-qualified plan maintained or contributed to by the Company or Section 4980B of the Code. For avoidance of doubt, upon any termination of Executive's employment, any outstanding Initial Options or Subsequent Options not yet vested as of the Date of Termination shall expire and be canceled effective as of the Date of Termination; provided, however, that Executive shall be entitled to retain any vested Existing Options, Initial Options, and Subsequent Options in accordance with the applicable option plans and/or agreements.

(g) Resignation upon Termination. Effective as of any Date of Termination under this Section 4 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Affiliates.

5. Existing Agreement.

The provisions of the existing agreement between Executive and the Company dated June 16, 1995, a copy of which is attached as Exhibit A (the "Existing Confidentiality Agreement"), under the headings "Confidential Information", "Competitive Activity" and "Ideas, Inventions or Discoveries" shall continue in full force and effect and are herein incorporated by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Existing Confidentiality Agreement, the provisions of this Agreement shall control.

6. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 5 and the Existing Confidentiality Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or any other security) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

7. Waiver of Rights to Benefits and Payments Under Certain Benefit Plans. In full and final consideration for the benefits and payments provided hereunder, Executive hereby waives all of his rights and entitlements (contingent or otherwise) to any and all benefits and payments (including without limitation all accrued and vested benefits) under the MEMC Electronic Materials, Inc. Supplemental Executive Pension Plan (1998 Restatement), the MEMC Electronic Materials, Inc. Severance Plan for Senior Officers, the MEMC Electronic Materials, Inc. 2001 Annual Incentive Plan and all predecessor and successor plans thereto, unless such successor plan specifically provides benefits to Executive.

8. Entire Agreement. This Agreement, the Existing Confidentiality Agreement and the Stock Option Agreements constitute the entire agreement among the parties hereto with respect to Executive's employment and his right to compensation and benefits, including without limitation severance or termination pay. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other Person and those contained in any prior offer, employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof, including without limitation the Company's Severance Plan for Senior Officers) are merged herein and superseded hereby.

9. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 9(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

(c) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In addition, if any of the provisions of Section 5 or the Existing Confidentiality Agreement is for any reason held by a court to be excessively broad as to duration, geographical scope, activity, subject matter or otherwise then such provision will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A) If to the Company, to it at:

MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
P.O. Box 8
St. Peters, Missouri 63376
Attention: General Counsel

(B) if to Executive, to him at his residential address as currently on file with the Company.

Copies of any notices or other communications given under this Agreement shall also be given to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: A. Richard Susko, Esq.

(g) Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive's obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive's employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive's employment with the Company, any information obtained in Executive's employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j) Certain Definitions.

"Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

"Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

"Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

"Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC. By:/s/ John Marren Name: John Marren Title: Chairman of the Board of Directors
EXECUTIVE: /s/ James M. Stolze Name: James M. Stolze

Exhibit A
Existing Confidentiality Agreement

See attachment